Exhibit 10.1

AMENDMENT

OF

EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of this 12th day of March 2013, by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Company”), and CRAIG PHILLIPS (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 1, 2007 which was amended by an Amendment of Employment Agreement dated March 8, 2010 (such Employment Agreement as so amended is hereinafter referred to as the “Employment Agreement”), pursuant to which the Company employed the Executive as its Senior Vice President of Distribution on the terms and conditions therein set forth; and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Definitions: Capitalized terms used herein shall have the meaning set forth in the Employment Agreement unless otherwise defined herein.

2. Amendment to Section 2(a). Effective as of January 1, 2013, Section 2(a), Schedule 6 shall be amended to read as follows:

Base Salary per annum: $360,000

(a) Base Salary Commencement Period: January 1, 2013

(b) Base Salary Completion Period: December 31, 2013

3. Amendment to Section 3. Effective as of March 12, 2013, Section 3 of the Employment Agreement is hereby amended by deleting subsections (f) and (g) in their entirety and replacing them with the following new subsections (f) and (g) and by adding a new subsection (h) as follows:

(f)	Termination by the Executive or Company due to a Change of Control. In the event that the Company undergoes a “Change of Control” (as defined below), and any one of the following occurs: (i) the Executive is terminated by the Company without Cause in connection with the Change of Control; (ii) the Executive is terminated by the Company without Cause and within one hundred eighty (180) days of the termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated; or (iii) the Executive voluntarily terminates his employment for Good Reason following a Change of Control, then this Agreement shall terminate and the Executive shall be entitled to a Change of Control payment and other benefits as set forth in Section 4(h) below. For purposes of this Section 3(f) of this Agreement, after the effective date of the Change of Control, “Good Reason” shall mean the failure of the Company or refusal by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such failure or refusal has been given by the Executive to the Company. For purposes of this Agreement, “Change of Control” shall mean: (A) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (C) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13-d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g. issued shares). The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company; and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

(g)	Termination Date. “Termination Date” means the last day that the Executive is employed by the Company, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 3.

(h)	Effect of Termination. If, on the Termination Date, the Executive is a member of the Board of Directors of the Company or any subsidiary or affiliate of the Company, or holds any position with the Company or any subsidiary of the Company other than the position specified in paragraph 1(a) hereof, the Executive shall resign from all such positions as of the Termination Date.

4. Amendment to Section 4. Effective as of March 12, 2013, Section 4 of the Employment Agreement is hereby amended by deleting subsections (h) and (i) in their entirety and replacing them with the following new subsections (h) and (i) and by adding a new subsection (j) as follows:

(h)	Termination by the Executive or Company due to a Change of Control. In the event that this Agreement is terminated by the Executive or the Company due to a Change of Control as described in Section 3(f), then in addition to the amounts payable in accordance with paragraph 4(a): (i) the Executive shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs, payable at the same time as the Annual Bonus would otherwise have been paid; (ii) the Company shall continue to pay the Executive his Base Salary, at the rate in effect on the Termination Date, from the Termination Date until the Severance Expiration Date set forth on Schedule 9; and (iii) all of the Executive’s then-outstanding stock options shall vest and become immediately exercisable. For the avoidance of doubt, in the event of a Change of Control, the Executive shall only be entitled to termination payments and benefits as provided under this Section 4(h) of this Agreement and shall not be entitled to any other termination or benefit payments under any other section of this Agreement. In no event, however, shall the Executive be entitled to receive any amounts, rights or benefits under this paragraph 4(h) unless he executes a release of claims against the Company in a form prepared by, and acceptable to, the Company.

(i)	Other Benefits. The Executive’s rights under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company, or any similar arrangement of the Company providing benefits upon termination of employment.

(j)	Severance Reduced by Other Compensation. Payments by the Company of Base Salary for any period after the Termination Date and through the Severance Expiration Date (the “Severance Period”), if any are required to be made pursuant to the terms of paragraphs 4(f), 4(g) or 4(h), shall be reduced and offset by any compensation Executive receives which is attributable to services performed for other enterprises during such period, whether characterized as salary, bonus, consulting fees, commissions, distributions or otherwise. Executive shall promptly inform the Company of his securing new employment, consulting or similar engagements during the Severance Period and the compensation to be received by Executive thereunder so that the Company can make adjustments to, or terminate payments of, Base Salary. At the request of the Company, Executive shall provide copies of the Executive’s federal income tax returns covering such Severance Period. Any overpayments by the Company with respect to the Severance Period shall be promptly refunded by Executive to the Company

5. No Other Amendment. Except as specifically provided in this Amendment, the Employment Agreement shall not be modified or amended in any manner whatsoever and shall remain in full force and effect.

6. Governing Law. This Amendment shall be construed under and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles. Any legal action or proceeding brought with respect to any of the provisions of this Amendment shall be brought in the state or federal courts located in New York, New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Amendment, then the Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

7. Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Jeffrey Siegel
Chief Executive Officer and
President

EXECUTIVE

/s/ Craig Phillips
Craig Phillips